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                                                                  EXHIBIT 3.1(b)


                           ARTICLES OF AMENDMENT OF
                         BONE CARE INTERNATIONAL, INC.



          At the annual meeting of the shareholders of Bone Care International, Inc. held on November 19, 1997, pursuant to the Wisconsin Business Corporation Law and the Articles and By-Laws of said corporation, the following Articles of Amendment of said corporation were duly adopted:

          FIRST:  The name of the corporation is Bone Care International, Inc.

          SECOND: The first sentence of Article III of the Restated Articles of Incorporation is amended to read in its entirety as follows:

          The number of shares of capital stock which the corporation shall be authorized to issue is Thirty Million (30,000,000), divided into Twenty-Eight Million (28,000,000) shares of common stock, no par value per share, and Two Million (2,000,000) shares of Preferred Stock, $.001 par value per share.

          THIRD: The date of adoption of the Amendment by the shareholders was November 19, 1997.
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          FOURTH:  The foregoing Amendment was adopted in accordance with
Section 180.1003 of the Wisconsin Business Corporation Law by the shareholders entitled to vote thereon.

          IN WITNESS WHEREOF, the undersigned officers of Bone Care International, Inc. have hereunto set their hands this 19th day of November, 1997.

                              BONE CARE INTERNATIONAL, INC.



                              By: /s/ Charles W. Bishop
                                 --------------------------------
                                 Charles W. Bishop
                                 President



                                  /s/ Dale W. Gutman
                                 --------------------------------
                                 Dale W. Gutman
                                 Assistant Secretary


This document was drafted by
 and returnable to:

Dale W. Gutman
Bone Care International, Inc.
313 West Beltline Highway
Madison, Wisconsin 53713

Record in Dane County, Wisconsin

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